Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the related notes contained elsewhere in this Annual Report on Form 10-K. All statements in the following discussion which are not reports of historical information or descriptions of current accounting policy are forward-looking statements. Please consider our forward-looking statements in light of the risks referred to in this report’s introductory cautionary note.

Overview

          Ask Jeeves Inc. provides web-based search technologies that enable Internet users to find information quickly and intuitively on the World Wide Web. We make our search technology available to the public free of charge on our three advertiser-supported Web sites: Ask Jeeves U.S. (Ask.com); Ask Jeeves U.K. (Ask.co.uk); and Teoma (Teoma.com). All of these Web sites generate search results using a subject-specific popularity algorithm that utilizes page-ranking methods to estimate a Web site’s authority, in addition to its relevance. AJKids.com utilizes our knowledgebase technology.

          We also syndicate our search technology and advertising products to third-party Web sites, including portals, infomediaries, and content and destination Web sites. We provide search results for those Web sites to display in response to their users’ search queries. We refer to these third-party Web sites as our syndication network.

          We generate revenue in two principal ways:

•	First, we earn advertising revenue for displaying advertisements on our Web sites. We offer advertisers a suite of tools for promoting their products and services to our user base. Types of advertising range from banner ads on our U.K. Web site to more advanced keyword products, in which we display advertisements that are related to users’ search topics. We believe these targeted advertisements are effective because they are displayed at a time when users are particularly likely to be receptive to the advertisement—when users are actively searching for related information. A targeted advertisement may take many forms, such as a graphic ad or a paid placement. We sell paid placements directly to advertisers. We also obtain paid placements from third-party providers with whom we share advertising revenue. Currently, our principal paid placement provider is Google, Inc. We earn advertising fees based either on our displays of, or users’ click-throughs on, the advertisements.

•	Second, we earn advertising revenue by syndicating paid placements and other advertising products to the third-party Web sites in our syndication network.

          We believe the combination of our broad user base and our suite of keyword targeted advertising products enables us to offer advertisers an efficient and effective method of reaching online audiences.

Recent Events

Sale of our Jeeves Solutions division to Kanisa, Inc.

          On July 1, 2003, we completed the sale of certain assets used in our Jeeves Solutions business to Kanisa, Inc. pursuant to an Asset Purchase Agreement dated May 28, 2003, by and between us and Kanisa. The sold assets included, among other things, tangible personal property, intellectual property, and customer and other business contracts. In exchange for the sale of such assets, we received $3,401,000 million in cash at the closing and a promissory note for up to $750,000 which is payable, subject to certain set-off provisions, one year from the date of closing. Currently, the amount payable under the note is expected to be approximately $731,000, subject to certain upward or downward adjustments, but in no event shall the amount payable under the note exceed $750,000. In the third quarter of 2003, we will record a gain of approximately $3.5 million representing the excess of the purchase consideration received at closing over the book value of the assets sold, as well as the remaining amount of deferred license fees applicable to Jeeves Solutions.

          The sale of our Jeeves Solution division will allow us to focus on growing our core business, which we previously referred to as our Web Properties division.

          We now maintain only one operating division. Accordingly, beginning in the second quarter of 2003, we no longer report our results on a segmented basis. We have reclassified our consolidated financial statements for all prior dates and periods to report our Jeeves Solutions results, assets and liabilities as discontinued operations.

Critical Accounting Policies

          Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which are known as GAAP. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected. Our accounting policies that we believe are the most critical to a full understanding and evaluation of our reported financial results include those relating to:

•	revenue;

•	allowances for doubtful accounts;

•	legal contingencies; and

•	accounting for income taxes.

Each of these critical accounting policies is described in more detail below.

          In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. Our management has reviewed these critical accounting policies and related disclosures with our Audit Committee. See the Notes to our Consolidated Financial Statements, which contain additional information regarding our accounting policies and other disclosures required by GAAP.

Revenue-Continuing Operations

          We generally recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. If we have doubt about the collectibility of revenue at the time it is earned, such revenue is deferred until cash has been received. Revenues are generated from four general sources:

•	sales of branded advertising products;

•	sales of premier listings and other paid placement products;

•	sales of paid inclusion products; and

•	licensing of our search technologies.

          Our branded advertising ranges from traditional advertising units such as banners, towers and interstitials to dynamic animated placements through our branded animation service, and highly targeted graphic units through our branded response product. Branded advertising is generally sold on a cost per impression basis with the revenue derived from such arrangements recognized during the period that the service is provided, provided that no significant obligations remain at the end of the period. Such obligations typically include the guarantee of a minimum number of “impressions” or times that an advertisement appears in pages viewed by users of our online properties. To the extent the minimum guaranteed impressions are not delivered, we defer recognition of the corresponding revenue until the remaining guaranteed impressions levels are achieved.

          Our premier listings and other paid placement products are text messages that are designed to simply connect users interested in a particular product or service with an advertiser offering that product or service at the exact moment users need the information, much like a Yellow Pages listing. With these products, advertisers pay only for performance, so these revenues are generated when a user clicks on the answer that links to a merchant’s Web site on a cost per click, or “CPC” basis. Alternatively, we may recognize revenue on a revenue-sharing basis when the paid placement service is offered through one of our third party providers.

          Our paid inclusion products provide an opportunity for Web sites to ensure that they are included in our search index. Paid inclusion products are priced on a “per URL” basis or CPC basis to have the URL included in our database and periodically refreshed over a set period of time, which is typically one year. Revenues are collected in advance and recognized over the appropriate service period.

          License payments from our Japanese joint venture are recorded as deferred revenue and are being recognized as revenues on a straight-line basis over a four-year period.

          Our syndication services range from the sale of promotional material on behalf of partners to the syndication of our Web-wide search technology to portals, infomediaries, and content and destination Web sites. Syndication license fees primarily consist of revenue-sharing arrangements, fixed fee arrangements or fee-per-use arrangements, and revenues are recognized as the service is delivered. We include our syndication revenues within the relevant product category when reporting our results. Revenues from revenue-sharing arrangements are recorded net of amounts paid to syndication partners, except when we act as the primary obligor in the arrangement and bear risk with respect to the inventory of promotional space and credit risk, in accordance with Emerging Issues Task Force Issue No. 99-19, which expense is recognized as a cost of sale and revenue is recorded on a gross basis.

Revenue-Discontinued Operations: Jeeves Solutions

          Revenues from our discontinued operation Jeeves Solutions, are derived from two sources: software license revenues and services revenue. Software license revenues are generated from companies licensing the rights to use our natural language and customer intelligence technologies for use on their corporate Web sites. Services revenue is generated from sales of maintenance agreements, consulting services and training services associated with our licensed software.

          We recognize software license revenues in accordance with AICPA Statement of Position 97-2, “Software Revenue Recognition” or SOP 97-2, as amended by Statement of Position 98-9. SOP 97-2 provides specific industry guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair value of the elements. Under SOP 97-2, the determination of fair value is based on the objective evidence that is specific to the vendor. We utilize the residual method under which revenue is allocated to the undelivered element, based on vendor specific evidence of fair value and the residual amounts of revenue allocated to the delivered element.

          We recognize license revenues at the end of the core implementation period if implementation services are included in the original license arrangement and are considered to be essential to the functionality of the software. As a result, even where we have a signed license agreement for the purchase of our software and have delivered the software, license revenue recognition depends on whether we have begun core implementation. For license agreements under which we have no implementation responsibility, or where implementation is not considered to be essential to the functionality of the software, we recognize revenue upon delivery of the software. Examples of situations under which we have no implementation responsibility include additional license sales to existing customers or customers who elect to use internal or third party resources to implement the software. In software license arrangements where a service element is critical to the functionality of the software, license, implementation and service fees are recognized ratably over the life of the arrangement, commencing upon service implementation.

          We generally provide consulting and training services on a time and materials basis. We provide maintenance and support services under renewable, term maintenance agreements, which we price as a percentage of our license fees. Maintenance and support fee revenue is recognized ratably over the contractual term, which is generally twelve months and commences from the implementation of service or delivery of product. Amounts paid prior to service implementation are recorded as deferred revenue, with recognition commencing upon service implementation.

Allowances for Doubtful Accounts

          We make judgments as to our ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, we analyze our historical collection experience and current economic trends. If the historical data we use to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and our future results of operations could be harmed.

          We also record a provision for returns and revenue adjustments in the same period as the related revenues are recorded. These estimates are based on historical analysis of credit memo data and other known factors. If the historical data we use to calculate these estimates does not properly reflect future uncollectible revenue, then a change in the allowances would be made in the period in which such a determination is made and revenues in that period could decrease.

Legal Contingencies

          We are currently involved in various claims and legal proceedings. Periodically, we review the status of each significant matter and assess our potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be estimated, we accrue a liability for the estimated loss. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position. See Note 13 of Notes to Consolidated Financial Statements for a description of the Company’s material legal proceedings.

Income Tax

          As of December 31, 2002, we had net operating loss carryforwards of approximately $211.0 million and $83.0 million available to reduce future federal and state taxable income, respectively. These net operating loss carryforwards are carried on our balance sheet as a deferred tax asset, but due to the uncertainty surrounding the timing of realizing the benefits of our deferred tax assets from our net operating loss carryforwards in future years, we have recorded a 100% valuation allowance against our deferred tax assets. Financial Accounting Statement Standard No. 109, “Accounting for Income Taxes” or SFAS 109 requires that a valuation allowance be set up to reduce a deferred tax asset to the extent it is more likely than not that the related tax benefits will not be realized. In order for a company to realize the tax benefits associated with a net operating loss, it must have taxable income within the applicable carryback or carryfoward periods. Sources of taxable income that may allow for the realization of those tax benefits include taxable income in the current year or prior years that is available though a carryback claim; future taxable income that will result from the reversal of existing taxable temporary differences, (i.e. the reversal of deferred tax liabilities); and future taxable income generated by future operations.

          SFAS 109 indicates that all available evidence, both positive and negative, should be identified and considered in making a determination as to whether it is more likely than not that all or some portion of the deferred tax asset will not be realized. Examples of positive evidence include: strong earnings history; existing contracts or backlog; and assets with net built in gains for tax purposes. Examples of negative evidence include but are not limited to the following: a pretax loss for financial reporting purposes for the current year or a recent preceding year; a deficit in stockholders’ equity; a history of operating loss or tax credit carryforwards expiring unused; and cumulative losses in recent years.

          We believe that our losses in recent years and deficit in stockholder’s equity present negative evidence that required a valuation allowance to be recorded to reduce to zero the deferred tax asset associated with the net operating losses and temporary differences. Accordingly, we have not taken a benefit for that asset.

RESULTS OF OPERATIONS

          On May 28, 2003, we entered into an agreement to sell certain assets used in the Jeeves Solutions business to Kanisa Inc. (“Kanisa”). The sale of such assets closed on July 1, 2003, as described in Note 16 (Discontinued Operations) of Notes to Consolidated Financial Statements, and we ceased offering Jeeves Solutions products and Services to corporate customers. Accordingly, the results of operations relating to that division are discussed in the section entitled “Discontinued Operations” below.

Revenues

	Year Ended
(dollars in thousands)	2002	Change	2001	Change	2000
	$65,048	26.1%	$51,569	(28.2%)	$71,799

          Revenues increased 26.1% over 2001. Throughout 2002, we made significant investments in technology, new products and in our Web sites, with the overall goals of improving relevance of our search answers and user satisfaction. We believe that these investments resulted in the significant growth in revenues in the U.S. and, combined with our acquisition of our former joint venture in the U.K., to overall revenue growth.

          Our revenues are related to our Internet search services and to the syndication of Web search services to third party Web sites. Our revenues consist of four main categories: (1) sales of paid placement products; (2) branded advertising; (3) paid inclusion; and (4) licensing. Prior to the second quarter of 2003, certain of our licensing revenues were included with licensing revenues from our Jeeves Solutions division, which was sold July 1, 2003 and is presented as a discontinued operation. The portion of licensing revenue remaining is presented in the table below. Syndication sales are included within each of the above relevant categories. The following table presents sales for each product line, split between the U.S. and the U.K. operations.

	Year Ended
(dollars in thousands)	2002	Change	2001	Change	2000
Paid Placement:
U.S.	$23,570	139.1%	$9,858	(16.9%)	$11,857
U.K.	9,144	—	—	—	—
Total Paid Placement	32,714	231.9%	9,858	(16.9%)	11,857
Branded Advertising:
U.S.	17,875	(19.8%)	22,296	(52.1%)	46,540
U.K.	7,349	—	—	—	—
Total Branded Advertising	25,224	13.1%	22,296	(52.1%)	46,540
Paid Inclusion:
U.S.	825	—	—	—	—
U.K.	—	—	—	—	—
Total Paid Inclusion	825	—	—	—	—
Licensing	6,285	(67.6%)	19,415	(44.9%)	13,402
Total Revenues	$65,048	26.1%	$51,569	(28.2%)	$71,799
Total:
U.S.	48,555	(5.8%)	51,569	(28.2%)	71,799
U.K.	16,493	—	—	—	—
Total Revenues	$65,048	26.1%	$51.569	(28.2%)	$71,799

          Paid placement revenues increased in 2002 significantly from those in 2001 as we had improvement in both unit volumes and unit pricing. Additionally, we benefited from higher revenue sharing terms from one of our paid placement partners. Paid placement revenues also increased from the introduction of our Premier Listings product, which was launched in the first quarter of 2002.

          Total advertising revenues grew for 2002 from those in 2001 due to the acquisition of our U.K. joint venture. U.S. revenue decreased slightly in 2002 as the market demand for traditional online advertising products remained soft. Additionally, as part of our efforts to improve the user experience, we removed interstitial advertising and all banner advertising on Ask.com during the fourth quarter of 2002, which negatively impacted revenues. However our Branded Response product experienced strong growth, with its revenues increasing 144% as compared to those in 2001.

          Our paid inclusion product, which was launched in the first quarter of 2002, contributed approximately one percent of our revenues. This product showed strong growth on a percentage basis every quarter during the year, from a small base. We believe revenues from this product will ramp more slowly due to the nature of this product’s revenue model, with fees recognized gradually over the service periods, which typically run one year.

          During 2001, revenues were impacted by softer demand for online advertising, most significantly with respect to banner advertising, resulting in a decrease in rates paid. The decrease was partially offset by revenue from new advertising products, such as Branded Animation and interstitials, which were introduced during the year.

          For 2003, we expect the continued revenue growth we experienced in 2002. We intend to seek revenue growth by increasing traffic to our Web sites, increasing the percentage of our traffic that produces revenue for us and, by increasing the price we charge for our products and services. We intend to seek increased Web traffic by improving the relevance of our search answers and, thereby, increasing user satisfaction. During the fourth quarter of 2002, we launched Teoma 2.0, which is the second generation of our search technology. This version doubled the size of our search index and added spell check functionality as well as some advanced search tools. We plan to continue our investments in technology, by doubling the size of the search index again during 2003 and adding more features and functionality. Further, we plan to increase our marketing efforts to new users, which during 2002 consisted of relatively few and minor initiatives. We believe that these steps, combined with improvements to the user experience, will lead to growth in traffic of our Web sites.

          License revenues relate primarily to a technology license to our Japanese joint venture and are recognized ratably over the estimated service period applicable to this arrangement. Consequently, we expect to continue to record approximately $1.1 million per quarter relating to this license through the third quarter of 2004.

Gross Margin

	Year Ended
(dollars in thousands)	2002	Change	2001	Change	2000
Gross Profit	$45,753	47.4%	$31,043	(36.8%)	$49,108
Gross Margin	70.3%		60.2%		68.4%

          Cost of revenues consists primarily of costs related to traffic acquisition and the delivery of our search results. Costs to acquire traffic to our Web sites include revenue sharing and similar arrangements with our partners and affiliates who direct traffic to our properties. Costs related to delivering our search results include depreciation of Web site equipment, salaries and related personnel costs and amortization charges related to technology acquired in certain of our business combinations.

          Gross margin increased in 2002 due both to the increase in revenue and decreases in costs. On a dollar basis, cost of revenues decreased $1.2 million to $19.3 million in 2002 as compared with 2001, reflecting decreases in compensation-related costs and facilities charges relating to our restructuring activities partially offset by increased traffic acquisition costs associated with the higher levels of traffic.

          For 2001 as compared with 2000, on a dollar basis, cost of revenues decreased $2.2 million to $20.5 million in 2001, reflecting significant decreases in compensation and compensation-related costs and facilities charges relating to our restructuring activities during the year, as well as reduced cost of site expenses associated with the reduction of revenue. This decrease in cost of revenues was more than offset by the decrease in revenue.

Operating Expenses

	Year Ended
(dollars in thousands)	2002	Change	2001	Change	2000
Product development	$13,286	(6.7%)	$14,242	(2.0%)	$14,537
Percentage of total revenues	20.4%		27.6%		20.2%
Sales and marketing	$25,943	(12.8%)	$29,741	(54.4%)	$65,182
Percentage of total revenues	39.9%		57.7%		90.8%
General and administrative	$15,138	(13.3%)	$17,461	(35.5%)	$27,070
Percentage of total revenues	23.3%		33.9%		37.7%
Stock-based compensation	$76	(87.3%)	$597	(76.4%)	$2,534
Percentage of total revenues	0.1%		1.2%		3.5%
Amortization of goodwill and other intangible assets	$—	(100.0%)	$22,823	(72.4%)	$82,581
Percentage of total revenues	—		44.3%		115.0%

Product Development Expenses

          Product development expenses consist primarily of salaries and related personnel costs, consultant fees and expenses related to the design, development, testing and enhancement of our technology and services. To date, all software development costs have been expensed as incurred.

          Decreased compensation and compensation-related costs and the use of consultants comprise the majority of the dollar decrease in 2002 over 2001, and resulted from our focus on key, strategic areas of product development to support our business plan and reduction in the number of product development initiatives that are not essential to delivering future financial results. The decrease in product development expenses from 2000 to 2001 reflects the benefit of our restructuring activities during 2001, including decreased compensation and compensation-related costs.

Key strategic product development for the year ended December 31, 2002 focused on:

•	Search and information retrieval improvements, including scaling of the Teoma technology to support our traffic; integration of

Teoma with our prior search technologies; and enhancement of search/retrieval technology for better relevance.

•	Knowledgebase development, including extension in our use of natural language and knowledge base techniques to improve relevance of search results and ad products;

•	Data collection and database mining improvements, including expansion in the coverage of our data collection system to include all products and properties;

•	Site engineering improvement, including a redesigned site architectures to support new ad products, new partners and increased syndication; and

•	Improvements such as enhanced technology for more efficient scalability; and implementation of new features to improve user’s experience.

During 2003, we expect to continue to incur development expenses in connection with ongoing development efforts in these areas.

Sales and Marketing Expenses

          Sales and marketing expenses consist primarily of salaries, commissions and related personnel expenses as well as advertising and promotional expenditures.

          The decrease in sales and marketing expenses in both 2002 and 2001 reflects cost-cutting measures in variable spending areas including advertising, promotional programs and public relations, which was partially offset in 2002 by slightly higher sales commissions reflecting the increased revenues. During 2001, we replaced mass-market promotion with targeted marketing initiatives, resulting in a decrease in the total amount of sales and marketing spending compared to 2000.

          We anticipate that spending on marketing initiatives will increase slightly in 2003 as compared with 2002. During 2002, we launched relatively few marketing initiatives as we focused on cost cutting efforts. In 2003, we plan to increase spending as we launch marketing efforts to attract new users to our sites and increase traffic.

General and Administrative Expenses

          General and administrative expenses consist of costs for general corporate functions including depreciation and other facilities charges, and insurance. Further, the provision for doubtful accounts, various accounting, investor relations and legal costs associated with operating our business as well as administrative function salaries, are also included.

          Relative to 2001, expenses were lower in 2002 primarily due to decreased salary and incentive compensation charges, decreased use of outside consultants and decreased charges for doubtful accounts receivable, partially offset by increased costs for insurance and legal expenses. The decrease in general and administrative expenses in 2001 over 2000 is the result of significant cost cutting measures in the area of travel and entertainment and other discretionary spending, as well as decreased compensation.

Stock-based Compensation

          Stock-based compensation reflects the amortization of stock compensation charges from certain employee stock options. Deferred compensation charges arise from the difference between the exercise price and the deemed fair value of specific stock options granted to our employees and is amortized over the vesting period. We recorded $76,000 in amortization of deferred stock-based compensation in connection with the grant of stock options to employees and consultants for the year ended December 31, 2002, $597,000 for the year ended December 31, 2001 and $2.5 million for the year ended December 31, 2000. The decrease in amortization is due to our graded vesting method of amortization resulting in larger deferred compensation charges being incurred in earlier periods.

Amortization of Goodwill and Other Intangible Assets

          We have recorded goodwill and other intangible assets as a result of various purchase acquisitions we have completed. Prior to the adoption of SFAS 142 on January 1, 2002, goodwill and intangible assets were amortized ratably over the estimated economic lives of the respective assets, which is generally three to five years. Subsequent to the adoption of SFAS 142, we review long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. We assess these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset’s carrying value over the fair value.

          We recorded no amortization of goodwill and other intangible assets in operating expense for the year ended December 31, 2002 compared to $22.8 million for the year ended December 31, 2001 and $82.6 million for the year ended December 31, 2000. During 2001, we recorded an impairment loss of $355.3 million on goodwill and other intangible assets relating to certain of our acquisitions. This impairment loss reduced our recorded basis in goodwill and other intangible assets and had the effect of reducing amortization expense during 2001 and eliminating the expense in 2002.

(dollars in thousands)	2002	Change	2001	Change	2000
Write-off of in-process technology	$—	—	$—	(100.0%)	$11,652
Impairment of long-lived assets	$2,593	(99.3%)	$355,183	—	$—
Restructuring costs	$1,653	(90.5%)	$17,337	39.2%	$12,456

In-Process Technology

          For the year ended December 31, 2000, we wrote off in-process technology of $11.7 million in connection with the acquisition of certain technology from Evergreen Project, Inc. and Direct Hit Technologies, Inc. There were no similar write-offs of in-process technology during 2001 or 2002.

Impairment of Long-lived Assets

          During the year ended December 31, 2002, we recorded impairment charges totaling $2.6 million, including $2.3 million relating to computer equipment and software, furniture and fixtures that we disposed of or were no longer in use, as well as charges related to the impairment of intangible assets associated with the discontinued E-tours product.

          During the first quarter of 2001, we identified indicators of possible impairment of our long-lived assets, consisting principally of acquired intangible assets and goodwill. With the assistance of independent valuation experts, we performed asset impairment tests at the enterprise level, the lowest level for which there were identifiable cash flows related to our acquired intangible assets and goodwill. The tests were performed by comparing the expected undiscounted cash flows for a four-year period, plus a terminal value for future cash flows, to the carrying amount of the long-lived assets resulting from purchase business combinations. Based on the results of these tests, we determined that long-lived assets initially recorded in connection with our business combinations were impaired.

          We measured the impairment loss related to long-lived assets based on the amount by which the carrying amount of such assets exceeded its fair value. Measurement of fair value was based on an analysis by us, with assistance from independent valuation experts, of the future discounted cash flows at the enterprise level. The analysis indicated that our long-lived assets were impaired by an amount totaling $339.2 million. Accordingly, we recorded an impairment write-down, allocated to goodwill, of this amount during the first quarter of 2001.

          During the third quarter of 2001, we identified additional indicators of possible impairment of our long-lived assets, consisting principally of acquired intangible assets and goodwill. We performed asset impairment tests using similar methodologies as those employed in the first quarter. Based on the results of these tests, we determined that the carrying value of long-lived assets recorded in connection with our business combinations were impaired.

          We measured the impairment loss related to long-lived assets based on the amount by which the carrying amount of such assets exceeded its fair value, using similar methodologies as employed in the first quarter of 2001. The analysis indicated that our long-lived assets were impaired by an amount totaling $16.1 million. Accordingly, we recorded an impairment write-down, allocated to acquired intangible assets and goodwill, of this amount during the three month period ended September 30, 2001.

          We did not record any write-downs of long-lived assets during the year ended December 31, 2000.

Restructuring Costs

          In response to new challenges in the business environment, in December 2000, our board of directors approved a restructuring program aimed at streamlining our underlying cost structure to better position us for growth and improved operating results. As part of the restructuring program, we implemented a reduction in force of approximately 152 positions. The reductions came from all areas of our company (including both continuing and discontinued operations) and, as of December 31, 2000, all of the affected employees had been notified and the majority of these terminations were completed. As part of the restructuring, we determined that the operations of the Evergreen Project, Inc., which was acquired in January 2000, no longer fit our strategic objectives and were terminated. We incurred a charge of approximately $13.5 million in the fourth quarter of the year ended December 31, 2000 relating to the restructuring. This charge included $2.2 million related to costs associated with employee terminations, which included severance pay and medical and other benefits plus legal and accounting costs. The charge also included approximately $8.0 million in estimated facility exit costs and $3.3 million in non-cash asset write-downs. The facility exit costs were associated with the consolidations of various facilities in California and Missouri. Non-cash asset write-downs related to the termination of the Evergreen operation were approximately $3.1 million of goodwill and $200,000 of equipment.

          In the year ended December 31, 2001, we reported charges of approximately $18.1 million, which included approximately $13.8 million related to facility consolidations in California, as a result of unsuccessful attempts to sublease in a rapidly deteriorating market which led to our decision to terminate a significant lease obligation for a termination fee. In addition, the charge included additional severance pay and medical and other benefits of approximately $2.9 million, costs relating to termination of marketing agreements totaling approximately $1.3 million and an asset write-off related to the termination of the Evergreen operation of approximately $100,000. As of December 31, 2001, all of the affected employees had been notified and the majority of the terminations were completed.

          In the year ended December 31, 2002, we incurred additional restructuring charges of approximately $2.5 million relating to workforce reductions and facilities exit costs. During the second and third quarters, we implemented workforce reductions totaling approximately 102 positions and resulting in charges of $1.4 million for severance pay and medical and other benefits. As of December 31, 2002, all of the affected employees had been notified and the majority of the terminations were completed. Additionally, in the fourth quarter, we revised our assumptions relating to our ability to sublease vacated facilities, resulting in facilities exit charges totaling $1.1 million.

          While we believe that our business realignment will assist us in streamlining operations, reducing expenses and thereby achieving profitability, we may in the future be required to take additional actions, including further changes to the business organization, to realign the business with anticipated requirements. If we are not successful in realigning our business to increase revenues and decrease costs, we may not remain profitable or cash flow positive.

(dollars in thousands)	2002	Change	2001	Change	2000
Gain on dissolution of joint venture	$974	(92.7%)	$13,356	—	—
Interest and other income, net	$1,106	(65.7%)	$3,221	43.0%	$2,252

Gain on Dissolution of Joint Venture

          In October 2001, we dissolved Ask Jeeves en Espanol, our Spanish language joint venture with Univision Communications, Inc. In connection with the dissolution, we received cash of approximately $7.5 million and reacquired the rights and licenses originally assigned to the venture. We recorded a gain of $13.4 million in the fourth quarter of 2001, representing the remaining balance of deferred revenue paid to us by the venture as well as the value of cash received by us.

          Further, during the year ended December 31, 2002, we recorded a gain of $974,000 representing the remaining balance of deferred license fees paid to us by Ask Jeeves UK, for a licensing arrangement that was terminated when we acquired the remaining outstanding equity interest of Ask Jeeves UK.

Interest and other income, net

          Interest income was $1.5 million, for the year ended December 31, 2002, $4.2 million for the year ended December 31, 2001 and $7.0 million for the year ended December 31, 2000. Interest income relates primarily to interest earned on fixed income securities and correlates with the average balance of those investments and prevailing interest rates. The decrease in interest income in 2002 over 2001, as well as the decrease in 2001 over 2000, relates to decreases in both average balances and prevailing interest rates during the year.

          Interest expense was $478,000 for the year ended December 31, 2002, $630,000 for the year ended December 31, 2001 and $464,000 for the year ended December 31, 2000. The decrease in interest expense is attributable to decreases in the amounts due under capital leases. The increase in interest expense from 2000 to 2001 is attributable to the interest charges incurred on borrowings under our line of credit and on capital lease obligations.

          In February 2002, we acquired the entire outstanding equity interests in Ask Jeeves UK. The terms of the agreement include an obligation for us to pay to our former partners fifty percent of the net proceeds of any qualifying sale or offering of shares of Ask Jeeves UK through March 2003. As of December 31, 2002, we have recorded a deferred gain of $6.2 million representing the fair value of assets acquired by us in excess of consideration paid. The gain will be recognized as other income when the contingent payment obligation to our former partners expires in March 2003.

Product development expenses consist primarily of salaries and related personnel costs, consultant fees and expenses related to the design, development, testing and enhancement of our technology and services. To date, all software development costs have been expensed as incurred.

Loss from discontinued operations

          On July 1, 2003, we completed the sale of certain assets used in our Jeeves Solutions business to Kanisa, Inc. pursuant to an Asset Purchase Agreement dated May 28, 2003, by and between us and Kanisa. Accordingly, the results of operations relating to this division have been reclassified in our Statements of Operations as a discontinued operation.

          In the third quarter of 2003, we will record a gain of approximately $3.5 million representing the excess of the purchase consideration received at closing over the book value of the assets sold, as well as the remaining amount of deferred license fees applicable to Jeeves Solutions. In exchange for the sale of such assets, we received $3,401,000 in cash at the closing and a promissory note for up to $750,000 which is payable, subject to certain set-off provisions, one year from the date of closing. The amount payable under the note is currently expected to be approximately $731,000, and is subject to certain upward or downward adjustments, but in no event shall the amount payable under the note exceed $750,000. The proceeds, if any, from the promissory note will be recorded as additional gain on the transaction upon receipt.

          Total revenues related to the discontinued operations were $9,088,000, $14,982,000 and $23,901,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The assets and liabilities of Jeeves Solutions have been reclassified as assets and liabilities of discontinued operations in the Consolidated Balance Sheets and the results of operations have been reclassified as loss from discontinued operations in the Consolidated Statement of Operations for all dates and periods presented.

          During 2002, we recorded a loss on discontinued operations of $10.4 million, as compared with a loss in 2001 of $15.5 million and a loss in 2000 of $23.1 million. The decrease in loss results from our cost cutting efforts as we worked to align the spending levels for the division with expected operational needs. The decrease in spending was partially offset by a decrease in revenue, as noted above.

Seasonality and Quarterly Fluctuations In Operating Results

Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. Factors that may adversely affect our results of operations include:

•	our ability to attract and retain advertisers and our ability to link our partners to potential customers;

•	the number of queries on our Web sites;

•	our ability to effectively manage our advertising inventory;

•	rate changes for advertising on our Web sites;

•	marketing expenses and technology infrastructure costs as well as other costs that we may incur as we expand our operation;

•	seasonal and other fluctuations in demand for our services and for advertising space on our Web sites;

•	our ability to develop and introduce new technology;

•	announcements and new technology introductions by our competitors;

•	our ability to attract and retain key personnel; and

•	costs relating to possible acquisitions and integration of technologies or businesses;

Because of the foregoing factors, we believe that period-to-period comparisons of our operating results should not be relied upon as an indicator of our future performance.

As Internet advertising continues the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in our industry that may also affect our revenues. Similar to traditional media, this may result in our advertising sales being lower during the summer vacation period. Seasonality in the retail industry and in Internet service usage is likely to cause quarterly fluctuations in our results of operations and could harm our business.

Liquidity and Capital Resources

	December 31, or
	For the year ended December 31,
(dollars in thousands)	2002	2001
Unrestricted cash, cash equivalents and marketable securities	$33,375	$51,796
Restricted cash, cash equivalents and marketable securities	$11,065	$24,806
Total cash, cash equivalents and marketable securities	$44,440	$76,602
Percentage of total assets	61.6%	68.8%
Current ratio*	2.20	1.73
Days sales outstanding	43	46
Cash used in operating activities	$(38,924)	$(25,702)
Cash provided by investing activities	$32,287	$6,135
Cash provided by financing activities	$533	$11,247

*	Calculated excluding deferred revenue, deferred gain, and assets and liabilities of discontinued operations

          Our principal source of liquidity is our cash, cash equivalents and investments in marketable securities. Since our inception, we have financed our operations primarily through the private placement of equity securities, our initial public offering in June 1999 and our follow-on public offering in March 2000. As of December 31, 2002, we had $44.4 million in cash and cash equivalents, and marketable securities, of which $11.1 million was restricted. Marketable securities consist of highly liquid instruments (primarily U.S., state and municipal government securities and corporate debt securities) with short maturities. Of this amount, $27.6 million was categorized as cash and cash equivalents at December 31, 2002, representing a decrease of $5.5 million from December 31, 2001. We consider all cash and highly liquid investments with an original maturity of less than three months at the date of purchase to be cash equivalents. The decrease resulted primarily from cash used in operations of $38.9 million, which was partially offset by cash flows from investing activities of $32.3 million and financing activities of $0.5 million.

          Net cash used in operating activities increased by $13.2 million, or 51%, to $38.9 million in 2002 from $25.7 million in 2001. The increase resulted primarily from net losses of $21.3 million adjusted for non-cash items of $15.2 million, and decreases in working capital of $32.8 million. Significant non-cash items included depreciation and amortization charges of $8.7 million. The decrease in working capital resulted from payments of accrued restructuring costs of $17.7 million and accounts payable of $3.9 million in addition to decreases in deferred revenue of $5.3 million.

          Net cash provided by investing activities increased by $26.2 million to $32.3 million in 2002 from $6.1 million in 2001. Cash from investing activities resulted primarily from the net redemption of marketable securities of $26.2 million and cash acquired in business combinations of $10.9 million, which was partially offset by capital expenditures of $5.3 million for the purchase of fixed assets.

          Net cash provided by financing activities decreased by $10.7 million to $0.5 million in 2002 compared to $11.2 million in 2001. Cash from financing relates primarily to net issuances of common stock of $1.4 million reduced by payments on capital lease obligations.

          We have a revolving line of credit with a bank in the amount of $15 million. The line of credit expires on July 1, 2003, unless extended. Borrowings under the line of credit bear interest at LIBOR plus 0.5% (2.6% at December 31, 2002.) All borrowings are collateralized by an equal amount of our marketable securities. The line of credit agreement contains various covenants. As of December 31, 2002, borrowings of $11.0 million were outstanding under the line of credit. Additionally, standby letters of credit of approximately $65,000 were issued and outstanding under the line of credit, which are being maintained as security for performance under lease obligations. Should we choose not to renew the line of credit, we do not believe our business would be harmed.

          Our capital requirements depend on numerous factors, including market acceptance of our services and the amount of resources we invest in Web site and content development, marketing and selling our products and services, our brand promotions and any future acquisitions or divestitures.

          We anticipate that our existing unrestricted cash and marketable securities will be sufficient to fund our anticipated needs for working capital and capital expenditures for at least the next twelve months. At the end of such period, we will need to generate sufficient cash flow from operations to meet our anticipated needs for working capital and capital expenditures, or we will need to raise additional capital. However, if we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, these failures could seriously harm our business. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced.

Off Balance Sheet Arrangements

          As of December 31, 2002, our only unconsolidated subsidiary is in Ask Jeeves Japan, which generally provides Ask Jeeves’ services within a defined geographic region. The Company does not have majority voting rights or majority residual interests in the assets or income of any off balance sheet entities, including Ask Jeeves Japan. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities. Accordingly, we are not materially exposed to any market, credit, liquidity or financing risk that could arise from engaging in such relationships.

          We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Contractual Obligations, Contingent Liabilities and Commitments

          The following table summarizes our contractual obligations at December 31, 2002, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

(in thousands)	Total	Less than 1 year	1-3 years	4-5 years	Thereafter
Borrowings under line of credit	$11,000	$11,000	$—	$—	$—
Capital lease obligations	572	572	—	—	—
Non-cancelable operating leases	12,696	4,112	5,391	1,502	1,691
Total	$24,268	$15,684	$5,391	$1,502	$1,691

Amounts above include sublease rental income. We have no material commitments or obligations other than those under leases and our line of credit.

Recent Accounting Pronouncements

          In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after September 30, 2001. Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. SFAS 142 will have no affect on our financial statements. Had the provisions of SFAS 142 been in effect during the year ended December 31, 2001, our results would not have been materially impacted from those reported. Had the provisions of SFAS 142 been in effect during the year ended December 31, 2000, adjusted net loss would have been $106,982,000 and adjusted net loss per share would have been $3.11.

          During August 2001, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 is effective for fiscal years beginning after December 15, 2001 and supercedes Statements of Financial Accounting Standards No. 121, “Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 relating to the disposal of a segment of business. The adoption of SFAS 144 did not have a material impact on our consolidated financial position, results of operations or cash flows.

          In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit and Disposal Activities . This statement supercedes the accounting for exit and disposal activities under Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity . Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. Instead, SFAS 146 requires exit or disposal costs be recorded when they are “incurred” and can be measured at fair value. SFAS 146 further requires that the recorded liability be adjusted for changes in estimated cash flows. The provisions of SFAS 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Previously issued financial statements cannot be restated for the effect of the provisions of SFAS 146 and liabilities previously recorded under EITF Issue No. 94-3 are grandfathered. We do not believe SFAS

146 will have a material impact on our consolidated financial statements.

          In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provided guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We are currently evaluating the effect that the adoption of EITF Issue No. 00-21 will have on our results of operations and financial condition.

          In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for our fiscal year 2003. The interim disclosure requirements are effective for the first quarter of our fiscal year 2003. We do not expect SFAS No. 148 to have a material impact on our consolidated financial statements.

          In January 2003 the Financial Accounting Standards Board issued FASB Interpretation 146 Consolidation of Variable Interest Entities. The interpretation defines variable interest entities as those in which equity investment at risk is not sufficient to permit the entity to finance its activities with out additional subordinated financial support from other parties, or entities in which equity investors lack certain essential characteristics of a controlling financial interest. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. The primary beneficiary is required to consolidate the financial position and results of operations of the variable interest entity. The interpretation applies immediately to interests in variable interest entities acquired after January 31, 2003 and for the first fiscal year or interim period beginning after June 15, 2003 for interests previously acquired in such entities. We believe that adoption of this statement will not have a material effect on our consolidated financial statements.